  EXHIBIT 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF PEDEVCO CORP.

PEDEVCO CORP., a Texas corporation (the “Corporation”), pursuant to the provisions of Section 3.059 of the Texas Business Organizations Code, hereby adopts this Second Amended and Restated Certificate of Formation.

1. This Second Amended and Restated Certificate of Formation accurately copies the provisions of the existing Amended and Restated Certificate of Formation of the Corporation and all amendments thereto that are in effect on the date hereof (the “Certificate of Formation”), as further amended by this Second Amended and Restated Certificate of Formation as hereinafter set forth, and contains no other change in any provisions thereof. The amendments to the Certificate of Formation effected by this Second Amended and Restated Certificate of Formation (collectively, the “Amendments”) (i) remove references to a reverse stock split in Article IV, (ii) change the number, names and addresses of the initial directors and require that appointments and changes to the number of directors be made in accordance with the Shareholder Agreement (as defined herein), (iii) insert a new Article IX relating to corporate opportunities, (iv) update the name and address of the Corporation’s registered agent, (v) revise former article XI to require a supermajority vote in order to amend certain provisions, (vi) insert a new Article XIV relating to shareholder voting and (vii) modify various defined terms. The Amendments do not contain any other change to the Certificate of Formation. The full text of each provision altered by the Amendments is as set forth below.

2. The Amendments have been made in accordance with the Texas Business Organizations Code, and this Second Amended and Restated Certificate of Formation and the Amendments effected hereby have been approved in the manner required under the Texas Business Organizations Code and the governing documents of the Corporation.

3. The Certificate of Formation is hereby superseded by the following Amended and Restated Certificate of Formation, which accurately copies the entire text thereof, as amended hereby:

ARTICLE I

The name of this corporation is PEDEVCO CORP. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Texas is 1601 Elm Street, Suite 4360, Dallas, Texas 75201. The name of its registered agent at that address is Cogency Global Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the laws of the state of Texas.

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ARTICLE IV

Effective as of the date this Second Amended and Restated Certificate of Formation is filed with the Secretary of State of Texas) (“Effective Time”), the Corporation shall have four hundred million (400,000,000) shares of capital stock authorized. The Corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is three hundred million (300,000,000) shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is one hundred million (100,000,000) shares, $0.001 par value per share.

The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors (as defined below) is hereby authorized, subject to any prohibitions set forth in any series of Preferred Stock of the Corporation, to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series or the designation thereof and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall so be decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of such series.

The Corporation is hereby prohibited from issuing any non-voting Common Stock or Preferred Stock.

ARTICLE V

Subject to the limitations contained in this Second Amended and Restated Certificate of Formation, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

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ARTICLE VI

The governing Board of the Corporation shall be styled as a “Board of Directors,” and any member of said Board shall be styled as a “Director.” As of the date of the execution of this Second Amended and Restated Certificate of Formation, the Corporation had five (5) Directors, and the name and the post office address of said members was as follows:

Name	Address
Josh Schmidt	c/o Juniper Capital Advisors, L.P. 2727 Allen Parkway, Suite 1850 Houston, TX 77019
Kristel Franklin	575 N. Dairy Ashford, Energy Center II, Suite 210 Houston, TX 77079
Martyn Willsher	575 N. Dairy Ashford, Energy Center II, Suite 210 Houston, TX 77079
J. Douglas Schick	575 N. Dairy Ashford, Energy Center II, Suite 210 Houston, TX 77079
John K. Howie	575 N. Dairy Ashford, Energy Center II, Suite 210 Houston, TX 77079
Edward Geiser	c/o Juniper Capital Advisors, L.P. 2727 Allen Parkway, Suite 1850 Houston, TX 77019

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ARTICLE VII

Election of the members of the Board of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. The number of directors of the Corporation shall be specified in, or determined in the manner provided in, the Bylaws of the Corporation, provided, that the number of Directors shall never be less than one and provided further that, so long as the Shareholder Agreement, dated as of October 31, 2025, by and between the Corporation and the shareholders party thereto (the “Shareholder Agreement”) is in effect, the number of directors of the Corporation may not be changed, whether by amendment to the Bylaws of the Corporation or otherwise, if doing so would violate any covenant of the Corporation in the Shareholder Agreement. Except as otherwise specified in the Shareholder Agreement, in the interim between elections of Directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of Directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining Directors, though less than a quorum.

ARTICLE VIII

A Director of the Corporation shall, to the fullest extent permitted by the Texas Business Organizations Code, as revised, as they now exist or as they may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exception from liability is not permitted under the Texas Business Organizations Code, as revised, as the same exist or may hereafter be amended.

Any amendment, repeal or modification of the foregoing provisions of this Article VII, or the adoption of any provision in an amended or restated Certificate of Formation inconsistent with this Article VII, by the stockholders of the Corporation shall not apply to, or adversely affect, any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

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ARTICLE IX

The Corporation, on behalf of itself and its subsidiaries, to the fullest extent permitted by applicable law, (a) acknowledges and affirms that Century Oil and Gas Holdings, LLC and North Peak Oil & Gas Holdings, LLC (together with their respective successors, the “Shareholder”) and the their respective Affiliates (as defined in the Shareholder Agreement) and representatives (together with the Shareholder and its Affiliates, the “Juniper Investor Group”) and the Directors nominated by the Shareholder (including the Juniper Preferred Director (as defined in the Shareholder Agreement) (the “Juniper Directors”), (i) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in private equity, venture capital and other direct or indirect investments in corporations, joint ventures, limited liability companies and other entities (“Other Investments”), including Other Investments engaged in various aspects of businesses similar to those engaged in by the Corporation and its subsidiaries (and related businesses) that may, are or will be competitive or overlap with, or are complementary to, the Corporation’s or any of its subsidiaries’ businesses or that could be suitable for the Corporation’s or any of its subsidiaries’ interests, (ii) do business with clients, customers, vendors or lessors of any of the Corporation or its Affiliates or any other natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, unincorporated organization or government or other agency or political subdivision thereof (each, a “Person”) with which any of the Corporation or its Affiliates has a business relationship, (iii) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, or serve as officers of, Other Investments, (iv) may develop or become aware of business opportunities for Other Investments, and (v) may or will, as a result of or arising from the matters referenced in this Article IX, the nature of the Juniper Investor Group’s businesses and other factors, have conflicts of interest or potential conflicts of interest, (b) hereby renounces and disclaims any interest or expectancy in any business opportunity (including any Other Investments or any other opportunities that may arise in connection with the circumstances described in the foregoing clauses (a)(i) through (a)(v) (each, a “Renounced Juniper Business Opportunity”)), and (c) acknowledges and affirms that no member of the Juniper Investor Group or any Juniper Director shall have any obligation to communicate or offer any Renounced Juniper Business Opportunity to the Corporation or any of its subsidiaries, and any member of the Juniper Investor Group or any Juniper Director may pursue a Renounced Juniper Business Opportunity. The Corporation agrees that in the event that any member of the Juniper Investor Group or any of its officers, directors, employees, partners and agents thereof or any Juniper Director acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (A) any member of the Juniper Investor Group and (B) the Corporation or its subsidiaries, neither the Juniper Directors nor any member of the Juniper Investor Group (or such director, officer, employee, partner or agent) shall have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or its subsidiaries unless such opportunity was learned, discovered or sourced solely in the course of (x) such Person acting in such Person’s capacity as a director of the Corporation or (y) such Person’s receipt of information pursuant to the rights set forth in Section 6.3 of the Shareholder Agreement. Notwithstanding anything to the contrary in the foregoing, the Corporation shall not be prohibited from pursuing any Renounced Juniper Business Opportunity as a result of this Article IX.

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The Corporation, on behalf of itself and its subsidiaries, to the fullest extent permitted by applicable law, (a) acknowledges and affirms that Simon Kukes (together with his successors, the “PED Shareholder”) and his Affiliates and representatives (together with the PED Shareholder and his Affiliates, the “PED Investor Group”), (i) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in Other Investments, including Other Investments engaged in various aspects of businesses similar to those engaged in by the Corporation and its subsidiaries (and related businesses) that may, are or will be competitive or overlap with, or are complementary to, the Corporation’s or any of its subsidiaries’ businesses or that could be suitable for the Corporation’s or any of its subsidiaries’ interests, (ii) do business with clients, customers, vendors or lessors of any of the Corporation or its Affiliates or any other Person with which any of the Corporation or its Affiliates has a business relationship, (iii) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, or serve as officers of, Other Investments, (iv) may develop or become aware of business opportunities for Other Investments, and (v) may or will, as a result of or arising from the matters referenced in this Article IX, the nature of the PED Investor Group’s businesses and other factors, have conflicts of interest or potential conflicts of interest, (b) hereby renounces and disclaims any interest or expectancy in any business opportunity (including any Other Investments or any other opportunities that may arise in connection with the circumstances described in the foregoing clauses (a)(i) through (a)(v) (each, a “Renounced PED Business Opportunity”)), and (c) acknowledges and affirms that no member of the PED Investor Group shall have any obligation to communicate or offer any Renounced PED Business Opportunity to the Corporation or any of its subsidiaries, and any member of the PED Investor Group may pursue a Renounced PED Business Opportunity. The Corporation agrees that in the event that any member of the PED Investor Group acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (A) any member of the PED Investor Group and (B) the Corporation or its subsidiaries, no member of the PED Investor Group (or such director, officer, employee, partner or agent) shall have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or its subsidiaries unless such opportunity was learned, discovered or sourced solely in the course of (x) such Person acting in such Person’s capacity as a director of the Corporation or (y) such Person’s receipt of information pursuant to the rights set forth in Section 6.3 of the Shareholder Agreement. Notwithstanding anything to the contrary in the foregoing, the Corporation shall not be prohibited from pursuing any Renounced PED Business Opportunity as a result of this Article IX.

ARTICLE X

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of, and advancement of expenses to, such agents of the Corporation (and any other persons to which the Texas Business Organizations Code, permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the Texas Business Organizations Code, as revised, subject only to limits created by applicable Texas Business Organizations Code (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

Any amendment, repeal or modification of any of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.

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ARTICLE XI

Except as otherwise provided in this Second Amended and Restated Certificate of Formation, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with and such action may be taken with the written consent of stockholders having not less than the minimum percentage of the vote required by the Texas Business Organizations Code, as revised, for the proposed corporate action, provided that prompt notice shall be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous consent.

ARTICLE XII

The holders of a majority of the outstanding shares of stock which have voting power shall constitute a quorum at a meeting of stockholders for the transaction of any business unless the action to be taken at the meeting shall require a greater proportion.

Shareholders of the Corporation shall not have cumulative voting rights nor preemptive rights. No fully paid shares of any class of stock of the Corporation shall be subject to any further call or assessment in any manner or for any cause. The good faith determination of the Board of Directors of the Corporation shall be final as to the value received in consideration of the issuance of fully paid shares.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to fix the amount to be reserved as working capital over and above its paid-in capital stock, and to authorize and cause to be executed, mortgages and liens upon the real and personal property of the Corporation.

ARTICLE XIII

Notwithstanding anything contained in this Second Amended and Restated Certificate of Formation to the contrary, the affirmative vote of the holders of at least 66 2/3% in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article VII, Article IX, this Article XIII or Article XIV or to adopt any provision inconsistent therewith.

ARTICLE XIV

 To the extent permitted by applicable law, and except as provided herein, the vote of any class or series of the stock of the Corporation required for approval of any action that is recommended to shareholders by the Board of Directors and for which applicable law requires a shareholder vote, including without limitation any fundamental action or fundamental business transaction, shall, if a greater vote of shareholders is provided for by the Texas Business Organizations Code or other applicable law, instead be the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote as a class thereon, in which event the vote required shall be the affirmative vote of the holders of a majority of the outstanding shares within each class or series of shares entitled to vote thereon as a class and at least a majority of the outstanding shares otherwise entitled to vote thereon. The foregoing shall not apply to any action or shareholder vote authorized or required by any addition, amendment or modification to applicable law that becomes effective after the date of execution of this Second Amended and Restated Certificate of Formation if and to the extent a bylaw adopted by the Board of Directors or the shareholders so provides.

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Formation to be signed by the undersigned, this 27th day of February 2026.

PEDEVCO CORP.

By:	/s/ J. Douglas Schick
Name:	J. Douglas Schick
Title:	Chief Executive Officer

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